EXHIBIT 10.19

Emergent BioSolutions Inc.

Form of Restricted Stock Unit Award Agreement – Swiss Participant

1. Grant of RSUs.
In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth herein and in the Company’s Stock Incentive Plan (the “Plan”), an award of Restricted Stock Units (the “RSUs”), representing the number of RSUs set forth under your account in the Company’s third-party electronic stock administrative platform.  The RSUs entitle the Participant to receive, upon and subject to the vesting of the RSUs (as described in Section 2 below), one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) for each RSU that vests.  The shares of Common Stock that are issuable upon vesting of the RSUs are referred to herein as the “Shares.”
The grant of RSUs under the Plan is made at the discretion of the Company and the Plan may be suspended or terminated by the Company at any time.  The award is a discretionary grant which shall not give to the Participant the right to claim any award for the following years.

2. Vesting of RSUs and Issuance of Shares.
(a) General.  Subject to the other provisions of this Section 2, the RSUs shall vest one-third per year over three years on the day immediately prior to the applicable anniversary of the grant date, in accordance with the future vesting schedule (the “Vesting Schedule”) set forth under your account in the Company’s third-party electronic stock administrative platform.  Subject to Section 4, as soon as administratively practicable after each vesting date shown in the Vesting Schedule (each a “Vesting Date”), the Company will issue to the Participant, in certificated or uncertificated form, such number of Shares as is equal to the number of RSUs that vested on such Vesting Date.  In no event shall the Shares be issued to the Participant later than 75 days after the Vesting Date.
(b) Service Termination.  Except as set forth in Section 2(c) below, upon the cessation of the Participant’s service with the Company as an employee, consultant or director of the Company for any reason, all unvested RSUs shall be automatically forfeited as of such cessation of service.  For purposes of this RSU award, service with the Company shall include service as an employee or director of, or consultant to, the Company or to a parent or subsidiary of the Company, or any successor to the Company.
(c) Change in Control Event.  Upon a Change in Control Event (as defined in the Plan), the RSUs shall be treated in the manner provided in Section 9(b)(iii)(B) of the Plan.

3. Dividends.
At the time of the issuance of Shares to the Participant pursuant to Section 2, the Company shall also pay to the Participant an amount of cash equal to the aggregate amount of all dividends paid by the Company, between the grant date and the issuance of such Shares, with respect to the number of Shares so issued to the Participant.
4. Withholding Taxes.
The Participant must satisfy all applicable federal, state, provincial and local withholding taxes or any other applicable tax, required by law to be withheld in connection with the grant, vesting and settlement of the RSUs before the Company will issue any Shares hereunder following a Vesting Date. The withholding obligation may be satisfied by any method permitted under the Plan.
5. Restrictions on Transfer.
Neither the RSUs, nor any interest therein (including the right to receive dividend payments in accordance with Section 3), may be transferred by the Participant except to the extent specifically permitted in Section 10(a) of the Plan.
6. Provisions of the Plan.
This RSU award is subject to the provisions of the Plan. The Participant acknowledges receipt of the Plan, along with the Prospectus relating to the Plan.
7. Section 409A.
This RSU award is intended to comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) and shall be interpreted and construed consistently therewith.  In no event shall either the Participant or the Company have the right to accelerate or defer delivery of the Shares to a date or event other than as set forth herein except to the extent specifically permitted or required by Section 409A.  In the event that the Participant is a “specified employee” within the meaning of Section 409A and the Shares are to be delivered in connection with the termination of the Participant’s employment, the delivery of the Shares and any dividends payable under Section 3 in connection with such delivery shall be delayed until the date that is six months and one day following the date of the Participant’s termination of employment if required to avoid the imposition of additional taxes under Section 409A.  Solely for purposes of determining when the Shares (and any dividends payable under Section 3) may be delivered in connection with the Participant’s termination of employment, such termination of employment must constitute a “separation from service” within the meaning of Section 409A.

8. Miscellaneous.
(a) No Rights to Service.  The Participant acknowledges and agrees that the grant of the RSUs and their vesting pursuant to Section 2 do not constitute an express or implied promise of continued employment or service with the Company for the vesting period, or for any period.
(b) Entire Agreement.  These terms and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this RSU award; provided that any separate employment, consulting or severance plan or agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by these terms.
(c) Governing Law.  This RSU award shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflict of law principles.
(d) Interpretation.  The interpretation and construction of any terms or conditions of the Plan or this RSU award by the Compensation Committee shall be final and conclusive.